Exhibit 99.1

Antero Midstream Announces Strategic Processing and Fractionation Joint Venture and Increased Guidance and Targets

Denver, Colorado, February 6, 2017—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) today announced the formation of a joint venture to develop processing and fractionation assets in Appalachia (the “Joint Venture” or the “JV”) with MarkWest Energy Partners, L.P. (“MarkWest”), a wholly owned subsidiary of MPLX, LP (NYSE: MPLX) (“MPLX”).  Antero Midstream and MarkWest will each own a 50% interest in the Joint Venture and MarkWest will operate the Joint Venture assets.  Antero Midstream also announced increased 2017 guidance.

Highlights Include:

•                  JV aligns the largest core liquids-rich resource base with the largest processing and fractionation footprint in Appalachia

•                  Expands Antero Midstream’s business across the value chain into natural gas processing and fractionation

•                  Diversifies Antero Midstream’s investment portfolio and cash flow contribution mix

•                  Expected to generate attractive rates of return with estimated 4-times to 6-times investment to build-out EBITDA multiples supported by Antero Resources’ growing liquids-rich production volumes

•                  Expected to expand 2017 — 2020 organic project inventory to $2.7 billion

•                  Increasing 2017 net income and cash flow guidance

•                  Expecting DCF coverage greater than 1.25x while targeting 28% to 30% compound annual distribution growth through 2020

Joint Venture

Antero Midstream and MarkWest will jointly develop processing assets at the Sherwood processing facility in Doddridge County, WV, and an additional still to be designated facility also located in West Virginia in the southwestern core of the Marcellus Shale. The assets are underpinned by long-term, fee-based agreements pursuant to which the Joint Venture will process Antero Resources Corporation’s (“Antero Resources”) (NYSE: AR) liquids-rich production from the Marcellus Shale.  As part of the agreement, Antero Midstream will release to the Joint Venture its right to provide processing services on 195,000 gross acres held by Antero Resources in Ritchie, Tyler, and Wetzel Counties in West Virginia.

The Joint Venture participation will begin with the next three plants at the Sherwood processing facility, which are under development and scheduled to be placed into service during the first quarter of 2017, third quarter of 2017, and first quarter of 2018.  The Joint Venture will not participate in the six existing Sherwood plants, which will continue to be owned and operated solely by MarkWest. The existing plants have the capacity to process over 1.2 Bcf per day of liquids-rich gas and are currently running at full capacity.  The Joint Venture processing facilities, starting with the seventh plant, will be operated by MarkWest and have the potential to support an incremental eleven plants, or 2.2 Bcf per day of capacity, to facilitate liquids-rich production growth from Antero Resources.

In addition to the processing assets, the Joint Venture will own C3+ fractionation capacity at the Hopedale complex in Harrison County, Ohio supported by Antero Resources and other third party producers. The Hopedale complex, which is operated by MarkWest and its affiliates, currently includes three 60,000 Bbl/d fractionators that fractionate natural gas liquids from both the Marcellus and Ohio Utica Shales, and provides access to strategic liquids pipelines including Mariner East, Mariner West, TEPPCO, and Cornerstone. The Joint Venture will own a 33 1/3% interest in the recently commissioned third fractionator at the Hopedale complex.  The Joint Venture will have the option to participate in additional fractionation capacity in the future, contingent on further C3+ NGL production growth.

Antero Midstream expects to invest up to $800 million through 2020, net to its 50% ownership interest in the joint venture. Approximately $155 million of the $800 million investment was made upon execution of the definitive agreements and represented capital related to the Sherwood processing plants and the Hopedale fractionation facility.

Paul Rady, Chairman and CEO of Antero Midstream said, “We are very excited about the opportunity to invest in the largest processing and fractionation footprint in the Northeast and support it with the largest core liquids-rich resource base in Appalachia.

The accretive Joint Venture represents a big step towards executing Antero Midstream’s full value chain organic growth strategy supporting Antero Resources.”

Mr. Rady further added, “The joint venture capitalizes on the strong relationship between Antero and MarkWest, and now MPLX, and the long track record and deep expertise in developing processing and fractionation assets, particularly in the Northeast. This premier partnership will economically align a dominant resource and infrastructure footprint unparalleled in Appalachia.”

Increased 2017 Guidance and Long-Term Targets

Driven by the Joint Venture, Antero Midstream is increasing its forecast for net income to $305 million to $345 million, adjusted EBITDA to $520 million to $560 million and distributable cash flow (“DCF”) to $405 million to $445 million for 2017.  Additionally, Antero Midstream’s peer-leading distribution growth of 28% to 30% as compared to 2016 remains unchanged, resulting in an average DCF coverage ratio of 1.30x to 1.45x on an annual basis.  Antero Midstream has also revised its 2017 capital expenditure budget to $800 million.

Below is a comparison of the 2017 updated guidance and long-term targets to previously provided 2017 guidance and long-term targets.

	Previous Guidance			Updated Guidance
2017 Financial Guidance	Low		High	Low		High	% Change
Net Income ($MM)	$295	—	$335	$305	—	$345	3%
Adjusted EBITDA ($MM)	$510	—	$550	$520	—	$560	2%
Distributable Cash Flow ($MM)	$395	—	$435	$405	—	$445	2%
Year-Over-Year Distribution Growth	28%	—	30%	28%	—	30%	—
DCF Coverage Ratio	1.30x	—	1.45x	1.30x	—	1.45x	—
Capital Expenditures ($MM)	$525			$800			52%

2018 — 2020 Long-Term Targets	Previous Target	Updated Target	% Change
Annual Distribution Growth	28% — 30%	28% — 30%	—
DCF Coverage Ratio	>1.20x	>1.25x	4%
Leverage	Low 2-times range	Low 2-times range	—

Michael Kennedy, CFO of Antero Midstream said, “The visibility into Antero Resources’ development plan allows Antero Midstream and MPLX to invest in attractive rate of return projects with 4-times to 6-times investment to buildout EBITDA multiples. Additionally, Antero Midstream is benefitting from investing in significant projects that will be placed in-service almost immediately, improving overall project returns and resulting in accretion to distributable cash flow. This attractive organic expansion opportunity allows Antero Midstream to target peer-leading compound annual distribution growth of 28% to 30% through 2020, while maintaining a healthy balance sheet and increasing its DCF coverage to over 1.25x in the corresponding period.”

Presentation

An updated presentation will be posted to the Partnership’s website.  The presentation can be found at www.anteromidstream.com on the homepage.  Information on the Partnership’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

Antero Midstream views Adjusted EBITDA as an important indicator of the Partnership’s performance.  Antero Midstream defines Adjusted EBITDA as Net Income before equity-based compensation expense, interest expense, depreciation expense, accretion of contingent acquisition consideration, excluding pre-acquisition income and expenses attributable to the parent and equity in earnings of unconsolidated affiliate, and including cash distributions from unconsolidated affiliate.

Antero Midstream uses Adjusted EBITDA to assess:

•                  the financial performance of the Partnership’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis;

•                  its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

The Partnership defines Distributable Cash Flow as Adjusted EBITDA less cash interest paid, income tax withholding payments and cash reserved for payments upon vesting of equity-based compensation awards and ongoing maintenance capital expenditures paid, excluding pre-acquisition amounts attributable to the parent plus cash distribution to be received from unconsolidated affiliate.  Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to unitholders.  Distributable Cash Flow does not reflect changes in working capital balances.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is Net Income. The non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the GAAP measure of Net Income. Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect Net Income and Adjusted EBITDA. You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other partnerships.

Antero Midstream does not provide guidance on equity earnings, among other items, that are reconciling items between forecasted Adjusted EBITDA and forecasted Net Income due to the uncertainty regarding timing and estimates of reconciling items. Antero Midstream provides a range for the forecasts of Net Income, Adjusted EBITDA, and Distributable Cash Flow to allow for the variability in timing and uncertainty of estimates of reconciling items between forecasted Adjusted EBITDA and forecasted Net Income. Therefore, the Partnership cannot reconcile Adjusted EBITDA to forecasted Net Income without unreasonable effort.

Antero Midstream is a limited partnership that owns, operates and develops midstream gathering and compression assets located in West Virginia and Ohio, as well as integrated water assets that primarily service Antero Resources’ properties located in West Virginia and Ohio.

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s control.  All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release and are based upon a number of assumptions.  Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that the assumptions underlying these forward-looking statements will be accurate or the plans, intentions or expectations expressed herein will be achieved.  For example, future acquisitions, dispositions or other strategic transactions may materially impact the forecasted or targeted results described in this release.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this release is intended to constitute guidance with respect to Antero Resources.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control, incident to the gathering and compression and fresh water and waste water treatment business. These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute the Partnership’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the quarter ended December 31, 2015.

For more information, contact Michael Kennedy — CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.